Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156120

Prospectus Supplement No. 1
(To prospectus dated May 4, 2010)

LIHUA INTERNATIONAL, INC.

5,835,723 Shares of Common Stock

This prospectus supplement, dated January 31, 2011, supplements the prospectus, dated May 4, 2010, of Lihua International, Inc. relating to the resale by the selling shareholders of up to 5,835,723 shares of Common Stock.  You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” beginning on page 21 of the prospectus is amended by this prospectus supplement.  On December 22, 2010, Clifford Chapman transferred Series B Warrants to purchase 7,000 shares of Common Stock to Convent of the Sacred Heart, which shares were registered for resale pursuant to the prospectus. On December 23, 2010, Penumbra Worldwide, Ltd. transferred Series B Warrants to purchase 125,000 shares of Common Stock and Series A Warrants to purchase 300 of Common Stock to Samuel May.

Therefore, the Selling Stockholder table is amended by (i) deleting the row containing information about Penumbra Worldwide, Ltd. from underneath the subheading “Common Stock and Series A Warrants” (ii) deleting the rows containing information about Clifford Chapman and Penumbra Worldwide, Ltd. from underneath the subheading “Warrants” and (iii) adding the information indicated below to such table.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold (2)	Number of Shares Beneficially Owned After Offering	Percentage Ownership Ater Offering(3)

Common Stock and Series A Warrants
Penumbra Worldwide, Ltd (19)	1,363	1,363	0	0
Samuel May (28)	300	300	0	0

Warrants
Clifford Chapman	93,000	93,000	0	0
Convent of the Sacred Heart (29)	7,000	7,000	0	0
Samuel May	125,000	125,000	0	0

(19) Samuel May is the sole director of Penumbra Worldwide Ltd., and has sole voting and dispositive power over the shares.   Penumbra Worldwide Ltd. provides business and investor relations consulting services to the company.  The address for Penumbra Worldwide Ltd. is  Unit D, 11th Floor, Ho Lee Commercial Building, 38-34 D’Aguilar Street Central, Hong Kong.
(28) Consists of 300 shares of Common Stock underlying Series A Warrants.
(29) Voting and dispositive power is jointly held by Laurie Lapeyre, Caroleen Mackin, Kevin Sheridan, Greg Meredith, Mike Esposito, Joe Ciancaglini, Jennifer Neren, Carl Schellhorn, and Craig MacPherson.  The address of Convent of the Sacred Heart is 1 East 91st Street, New York, NY  10128.

The date of this prospectus supplement is January 31, 2011.